UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-51817-01

TRUST CREATED BY COMMERCIAL MORTGAGE ACCEPTANCE CORP. (under a Pooling and Servicing Agreement dated as of July 1, 1998, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 1998-C1)
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           (Exact name of the registrant as specified in its charter)

                              LaSalle National Bank
                      135 South LaSalle Street, Suite 1625
                             Chicago, IL 60674-4107
            Attention: Asset Backed Securities Trust Division - CMAC
   Commercial Mortgage Pass-Through Certificates, Series 1998-C1
                                 (312) 904-7989
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                  (Address, including zip code, and telephone)

         Commercial Mortgage Pass-Through Certificates, Series 1998-C1
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            (Title of each class of securities covered by this Form)
                                 Not applicable
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(l)(i) ____            Rule 12h-3(b)(l)(i) ____
           Rule 12g-4(a)(l)(ii)____            Rule 12h-3(b)(l)(ii)____
           Rule 12g-4(a)(2)(i) ____            Rule 12h-3(b)(2)(i) ____
           Rule 12g-4(a)(2)(ii)____            Rule 12h-3(b)(2)(ii)____
                                               Rule 15d-6          __X_

     Approximate  number of holders of record as of the  certification or notice
date:          Less than 50

      Pursuant to the requirements of the Securities Exchange Act of 1934, TRUST CREATED BY COMMERCIAL MORTGAGE ACCEPTANCE CORP. (under a Pooling and Servicing Agreement dated as of July 1, 1998, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 1998-C1) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 1999         By:  Midland  Loan  Services,  Inc.,
                                    not  in  its  individual  capacity,   but
                                    solely as a duly authorized  agent of the
                                    Registrant  pursuant  to Section  3.20 of
                                    the  Pooling  and  Servicing   Agreement,
                                    dated as of July 1, 1998


                                    By: /s/ Lawrence D. Ashley
                                       -----------------------------------------
                                    Name: Lawrence D. Ashley
                                         ---------------------------------------
                                    Title: Senior Vice President
                                          --------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.